Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

Robbinsville, New Jersey, December 22, 2011 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its outstanding shares (excluding shares held by Roma Financial Corp. MHC, the Company’s mutual holding company and in the Roma Bank Employee Stock ownership Plan), or up to 330,093 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Peter A. Inverso, President and Chief Executive Officer of the Company, stated “At current market price levels, our Board of Directors believes additional repurchases of the Company’s stock continues to offer a very attractive and prudent opportunity to utilize capital and enhance shareholder value.”

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.